Exhibit 99.(h)(2)

SECOND AMENDED AND RESTATED
SHAREHOLDER ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
MERCER FUNDS
AND
MERCER INVESTMENT MANAGEMENT, INC.

AGREEMENT made as of April 1, 2019, between the Mercer Funds, a Delaware statutory trust (the “Trust”), on behalf of those classes (the “Classes”) of the series of the Trust (each a “Fund,” and together, the “Funds”) listed in Exhibit A of this Agreement, as amended from time to time, and Mercer Investment Management, Inc. (“Mercer”). This Agreement supersedes the prior Amended and Restated Administrative Service Agreement between the Trust and Mercer.

In consideration of the mutual promises herein made, the parties hereby agree as follows:

(1) Mercer agrees, during the term of this Agreement, to be responsible for providing or procuring, as applicable, certain non-distribution related shareholder administrative services (together, the “Shareholder Administrative Services”) to the shareholders of the Classes of the Funds (“Shareholders”), including the following:

(a) attending to shareholder correspondence, requests and inquiries, and other communications with Shareholders;

(b) assisting with exchanges and with the processing of purchases and redemptions of shares;

(c) preparing and disseminating information and documents for use by Shareholders;

(d) assisting Shareholders with purchase, exchange and redemption requests;

(e) receiving, aggregating and processing purchase and redemption orders;

(f) providing and maintaining retirement plan records;

(g) communicating periodically with Shareholders and answering questions and handling correspondence from Shareholders about their accounts;

(h) acting as the sole shareholder of record and nominee for Shareholders;

(i) maintaining account records and providing Shareholders with account statements;

(j) processing dividend payments;

(k) issuing shareholder reports and transaction confirmations;

(l) providing sub-accounting services;

(m) forwarding shareholder communications to Shareholders;

(n) receiving, tabulating and transmitting proxies executed by Shareholders;

(o) disseminating information about the Funds to Shareholders;

(p) providing general account administration activities; and

(q) monitoring and overseeing non-advisory relationships with entities providing services to the Classes, including the transfer agent and those financial intermediaries that provide non-distribution related sub-transfer agency, administrative, sub-accounting and other similar types of non-distribution related Shareholder Administrative Services to Shareholders.

(2) As compensation for the Shareholder Administrative Services provided by and/or procured by Mercer, the Classes agree, during the term of this Agreement, to pay to Mercer, a monthly fee equal, on an annual basis, to the respective percentages of the daily net assets of the respective Classes of each Fund as set forth in Exhibit A hereto.

(3) The Shareholder Administrative Services provided by Mercer to the Shareholders under this Agreement are separate from, and unrelated to, the administrative services provided by State Street Bank and Trust Company (“SSBTC”) to the Trust pursuant to an Administration Agreement between the Trust and SSBTC, dated August 12, 2005, as amended from time to time.

(4) This Agreement shall remain in full force and effect through April 1, 2020 and thereafter, from year to year, to the extent continuance is approved annually by the Board of Trustees of the Trust.

(5) This Agreement may be terminated by the Trust, at any time, on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act). This Agreement may be assigned with the prior written consent of the parties.

(6) In the absence of willful misfeasance, bad faith or gross negligence on the part of Mercer, or of reckless disregard of its duties and obligations hereunder, Mercer shall not be subject to liability for any act or omission in the course of, or connected with, rendering the Shareholder Administrative Services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

MERCER FUNDS

By:
Name:
Title:

MERCER INVEST MANAGEMENT, INC.

By:
Name:
Title:

Exhibit A*

Mercer US Large Cap Equity Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

Mercer US Small/Mid Cap Equity Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

Mercer Non-US Core Equity Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

Mercer Emerging Markets Equity Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

Mercer Global Low Volatility Equity Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

Mercer Core Fixed Income Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

Mercer Opportunistic Fixed Income Fund

Adviser Class Shares: 0.15 of 1%

Class I Shares: 0.15 of 1%

Class Y-2 Shares: 0.15 of 1%

*Class Y-3 Shares do not pay any Shareholder Administrative Services Fees.

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